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CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Prospectus constituting part of this Post-Effective Amendment No. 16 to the registration statement on Form N-1A (the "Registration Statement") of our report dated March 8, 1996, relating to the financial statements and financial highlights of Dean Witter U.S. Government Money Market Trust, which are included in such Prospectus. We also consent to the references to us under the heading "Financial Highlights" in such Prospectus and under the headings "Independent Accountants" and "Experts" in the Statement of Additional Information constituting part of this Registration Statement.


PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036
March 12, 1996